EXHIBIT 99.2

Pursuant to Rule 425 under the Securities Act of 1933

and deemed to be filed pursuant to Rule 14a-12 of

the Securities Exchange Act of 1934

Subject Company: Movie Star, Inc.

Commission File No.: 333-143619

1115 BROADWAY New York, NY 10010 (212) 798-4700

Movie Star, Inc. Announces Record Date for $20 Million Rights Offering

Expects Special Shareholders’ Meeting to be Held in mid-January 2008

New York, New York (November 13, 2007)—Movie Star, Inc. (AMEX: MSI) (“Movie Star”) announced today that the record date for determining the shareholders entitled to receive non-transferable subscription rights to purchase additional shares of Movie Star common stock in its previously announced rights offering has been set for November 27, 2007 (the “Record Date”). Movie Star anticipates that the subscription period for the rights offering will begin during the first week of December 2007 and will extend for at least 30 calendar days. The rights offering is expected to close concurrently with the merger of Fred Merger Corp., a wholly-owned subsidiary of Movie Star, into FOH Holdings, Inc., the parent company of Frederick’s of Hollywood, Inc. The closing of the transactions contemplated by the merger agreement, including the rights offering, is subject to the approval of the matters specified in the preliminary proxy statement by Movie Star’s shareholders and other customary closing conditions. The Record Date for the rights offering also will be the record date for determining the shareholders entitled to vote at Movie Star’s special shareholders meeting to approve these matters. Movie Star expects to mail the definitive proxy statement during the first week of December 2007 and anticipates that the special meeting will be held in mid-January 2008. The preliminary proxy statement contains important information regarding the closing conditions and the transactions in general.

Subject to the registration statement for the rights offering becoming effective under the Securities Act of 1933, as amended, each shareholder will receive one non-transferable subscription right for each share of Movie Star common stock owned as of the Record Date. Each non-transferable subscription right will entitle the holder to purchase a fraction of a share of Movie Star common stock, with the numerator of that fraction being $20,000,000 divided by the subscription price per share (which equals the total number of shares of Movie Star common stock to be issued in the rights offering), and the denominator being the total number of shares of Movie Star common stock outstanding on the Record Date. The number of shares entitled to be purchased by each holder will be rounded down in the aggregate to the nearest whole number. The subscription price will equal the average of the closing prices of Movie Star common stock for the 20 trading days immediately preceding the Record Date, less a 15% discount.

Movie Star shareholders who fully exercise all rights issued to them will be entitled to subscribe for additional shares of Movie Star common stock at the subscription price pursuant to an oversubscription privilege to the extent that other eligible participants do not exercise their subscription privileges in full. Fursa Alternative Strategies, LLC (“Fursa”) and certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, Tokarz Investments, LLC and TTG Apparel,

LLC, have agreed to act as standby purchasers and purchase directly from Movie Star, at the same subscription price, all shares of Movie Star common stock not subscribed for in the rights offering.

Neither Movie Star, its board of directors, nor any committee of the board of directors is making any recommendation to shareholders as to whether to exercise their subscription rights to purchase shares of Movie Star common stock. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), but has not yet become effective. The non-transferable subscription rights will not be distributed and shares of Movie Star common stock to be issued in connection with the rights offering may not be sold and offers may not be accepted prior to the time the registration statement becomes effective. The rights offering will only be made by means of the prospectus, which is not yet available. When available, a copy of the prospectus may be obtained from Movie Star, Inc., 1115 Broadway, New York, New York 10010, Attention: Investor Relations, or Morrow & Co., Inc., 470 West Avenue, Stamford, Connecticut 06902.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, and there shall not be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state.

MOVIE STAR, INC. designs, manufactures (through independent contractors), imports, markets and distributes women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

Important Additional Information Will be Filed with the SEC

In connection with the transactions contemplated by the merger agreement, Movie Star will file a definitive proxy statement and a final prospectus with the SEC. BEFORE MAKING ANY INVESTMENT DECISION TO PARTICIPATE IN THE RIGHTS OFFERING, MOVIE STAR SHAREHOLDERS ARE URGED TO READ THE FINAL PROSPECTUS CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED RIGHTS OFFERING. BEFORE MAKING ANY VOTING DECISION, MOVIE STAR SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Movie Star shareholders and other interested parties will be able to obtain, without charge, a copy of the definitive proxy statement and final prospectus (when available) and other relevant documents filed with the SEC, from the SEC’s website at http://www.sec.gov. Movie Star shareholders and other interested parties will also be able to obtain, without charge, a copy of the definitive proxy statement, final prospectus and other relevant documents (when available) by directing a request by mail or telephone to Movie Star, Inc., 1115 Broadway, New York, NY 10010, telephone: (212) 798-4700.

Participants in the Solicitation

Movie Star and its directors and officers may be deemed to be participants in the solicitation of proxies from Movie Star shareholders with respect to the transactions contemplated by the merger agreement. Information about Movie Star’s directors and executive officers and their ownership of Movie Star common stock is set forth in the preliminary proxy statement referenced above and will be set forth in the definitive proxy statement. Shareholders and investors may obtain additional information regarding the interests of Movie Star and its directors and executive officers in the transactions contemplated by the merger agreement, which may be different than those of Movie Star shareholders generally, by reading the proxy statement and other relevant documents regarding the transactions contemplated by the merger agreement that have been or will be filed with the SEC.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; failure to realize the merger’s anticipated synergies; approval of the transactions by Movie Star’s shareholders and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the other risks that are described from time to time in Movie Star’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
Movie Star, Inc.	-or-	SM Berger & Company, Inc.
Thomas Rende, CFO		Stanley Berger
(212) 798-4700		(216) 464-6400